SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                          First Aviation Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  31865 W 108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 19, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


Wynnefield Partners Small Cap Value, L.P.  13-3688497
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
Reporting Person is affiliated with other persons (see page 2, 3, and 4)
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           535,026
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         535,026
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          535,026 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.96
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                          First Aviation Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  31865 W 108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 19, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


Wynnefield Partners Small Cap Value, L.P. - I  13-3953291
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
Reporting Person is affiliated with other persons (see page 1, 3, and 4)
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           482,716
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         482,716
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          482,716 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          5.37
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                          First Aviation Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  31865 W 108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 19, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


Wynnefield Small Cap Value Offshore Fund, Ltd.  (No IRS Identification No.)
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
Reporting Person is affiliated with other persons (see page 1, 2, and 4)
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           271,650
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         271,650
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          271,650 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          3.02
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                          First Aviation Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  31865 W 108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 19, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

________________________________________________________________________________
1.   NAME AND I.R.S. IDENTIFICATION NO. OF REPORTING PERSON (ENTITIES ONLY)


Channel Partnership II, LLP  22-3215653
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
Reporting Person is affiliated with other persons (see page 1, 2, and 3)
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


Cayman Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           18,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          18,000 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          0.2
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

________________________________________________________________________________
Item 1(a).  Name of Issuer:


          First Aviation Services, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:


          15 Riverside Avenue, Westport, Connecticut 06880-4214
________________________________________________________________________________
Item 2(a).  Name of Person Filing:


          Wynnefield Partners Small Cap Value, L.P. ("Partners")
          Wynnefield Partners Small Cap Value, L.P.I. ("Partners I")
          Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
          Channel Partnership II, L.P. ("Channel")
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:


          One Penn Plaza, Suite 4720, New York, NY  10119
________________________________________________________________________________
Item 2(c).  Citizenship:


          Partners and Partners I are Delaware limited partnerships
          Fund is a Cayman Islands company
          Channel is a New York limited partnership
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:


          Common Stock, par value $.01 per share
________________________________________________________________________________
Item 2(e).  CUSIP Number:


          31865 W 108
________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:


          None of the reporting  persons is an entity specified in Rule 13d-1(b)
          (1) (ii)

          If this statement is filed pursuant to Rule 13d-1(c), check this box [X].



Item 4.  Ownership.

     (a)  Amount beneficially owned:  1,307,392 shares


     (b)  Percent of class:  14.55


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote  1,307,392


          (ii)  Shared power to vote or to direct the vote  --


          (iii) Sole power to dispose or to direct the disposition   1,307,392


          (iv)  Shared power to dispose or to direct the disposition  --



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.



          Not Applicable.
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


          Not applicable.
________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


          Not applicable.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

          None of the reporting persons who have filed this schedule is a person described in clause (ii) of SS 240.13d-(b) (1).

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.


          Not applicable.
________________________________________________________________________________

Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.


Dated:  November 24, 1998


                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. - I

                                  By: WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                  By: /s/Nelson Obus
                                      -----------------------------------------
                                      Nelson Obus, Managing Member


                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By: Wynnefield Capital, Inc.

                                  By: /s/Nelson Obus
                                      -----------------------------------------
                                      Nelson Obus, Vice President


                                   CHANNEL PARTNERSHIP II, L.P.

                                   By: /s/Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, General Partner